Exhibit (p)(34)

CODE OF ETHICS

THE TORRAY FUND (the “Trust”)

and

TORRAY LLC (the “Adviser”)

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by the above-listed entities (collectively referred to as “Torray”).

1. Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients, including registered investment companies and their shareholders, individual accounts and unregistered pooled investment vehicles and their interest holders (collectively “Clients”), is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Torray must not:

•	employ any device, scheme or artifice to defraud a Client;

•	make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2. Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include: (1) any director, trustee, officer or general partner of the Trust or the Adviser; (2) any employee of the Trust or its adviser (or of any company in a control relationship to the Trust or its adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of the Adviser who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Trust or its adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust; and (5) any other person who the CCO determines to be an Access Person.[2] For purposes of this Code, Torray has determined that all employees are Access Persons.

B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

[1]	Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and the Trust’s policies and procedures adopted pursuant to Company Act Rule 38a-1, as they may exist from time to time. A list of relevant compliance manuals and procedures is included on Appendix A. Whether or not listed, Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.
[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. See Appendix B.

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C. of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by Torray are included within the term “Limited Offering”.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.	Reportable Fund means: (1) any registered investment company advised by an Adviser; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Torray entity. Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

J.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds (but not including shares of exchange-traded funds (“ETFs”); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”,[3] is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

[3]	Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

K.	Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3. Substantive Restrictions

A.	Blackout Period. No Access Person shall buy or sell a Covered Security on the same day as any trades in the security are made for Client accounts. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To assure compliance with the Blackout Period, employee personal trades should be preceded with an email notifying portfolio managers, traders and the CCO of the intended trade. If there is no objection (due to client activity), the employee may proceed with the transaction. In addition, the portfolio manager responsible for making the investment decision for Client accounts will notify employees via email of trading activity at the time the order is placed.

B.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee in the form attached as Exhibit A, as described in Section 4, below. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.	Gift Policy. Access Persons and Supervised Persons must not give gifts to, or accept gifts from, any entity doing business with or on behalf of the Adviser or the Trust in contravention of our gift policy, as contained in our compliance procedures.

D.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons and Supervised Persons should avoid any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

E.	Transactions in Mutual Funds. When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” the Trust violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties. Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 4.C., below.

F.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

G.	Service as Outside Director, Trustee or Executor. Access Persons may serve on the boards of directors of publicly traded companies, or in any similar capacity, provided that “Chinese Wall” procedures may be instituted with respect to such Access Person’s service in order to avoid potential conflicts of interest.

H.	Forfeitures. Any profits derived from securities transactions in violation of paragraphs A or B, above, shall be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Trustees, as applicable. Gifts accepted in violation of paragraph C shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

I.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

J.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

K.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and provide duplicate account statements and confirms to the CCO.

4. Pre-clearance and Reporting Procedures

A.	Pre-clearance of IPOs and Limited Offerings. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in IPOs and Limited Offerings. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Torray. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or purchases or sales which are non-volitional on the part of the Access Person. Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies to a given transaction.

C.	Required Reports.

(1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C1.[4] Access Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter. If no reportable transactions occurred, the Access Person should indicate this fact in the form.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.	Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account.

[4]	For ease of administration, Access Persons are requested to submit quarterly reports within 15 days following the end of each calendar quarter.

F.	Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of Torray LLC will perform such actions as are required of the CCO by this Code.

G.	Pre-clearance and Reporting Exception for Independent Trustees.

(1)	Pre-clearance. Trustees who are not “interested persons” of the Trust within the meaning of Company Act Section 2(a)(19) (“Independent Trustees”) are exempt from the Access Person pre-clearance requirements.

(2)	Reporting. Independent Trustees are exempt from the initial and annual holdings reports; but are not exempt from certain quarterly transaction reports. Independent Trustees must submit to the CCO a quarterly transaction report in the form attached as Exhibit C2 not later than thirty (30) days after the end of each calendar quarter with respect to any Reportable Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as such, should have known that, during the 15-day period immediately before or after the date of the Reportable Securities transaction, a Client account purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a Client account.

5. Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit D. Annual certifications are due within 45 days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

6. Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis. Such review will be completed within 30 days of receipt of the Report. The CCO or designee will initial and date the relevant Report to evidence the review.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Adviser’s President and to the Trust’s Board of Trustees (“Board”), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or, if violations relate to the Trust, by the Board.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.	Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CEO or the Board.

7. Reports to the Board

No less frequently than annually, the CCO shall submit to the Board a written report (1) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it. The Board shall review the Code and the operation of these policies at least once a year.

The Board shall consider reports made to it pursuant to Section 6.B. and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.I., should be imposed for the material violations reported. Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator. The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.I to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

8. Recordkeeping and Review

This Code, any written prior approval for an IPO or Limited Offering transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Trust’s or the Adviser’s records, as appropriate, for the periods and in the manner required by Rules 17j-1 and 204A-1. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 5. Material amendments to the Code may be made at any time.

Effective Date: February 1, 2005; as amended September 15, 2005; October 7, 2005; September 26, 2006; February 1, 2011 and as further amended April 13, 2012.

Appendix A

Reportable Funds:

The Torray Fund consisting of two series:

The Torray Fund

The Torray Resolute Fund

Relevant Compliance Procedures

Proxy Voting Policy

Supervisory Matters (incl. Gift Policy and Outside Activities Policy)

Insider Trading/Chinese Wall Policy

Privacy and Confidentiality

Business Continuity & Disaster Recovery Plan

Anti-Money Laundering

Appendix A	Effective as of: 10/7/05

Appendix B: Access Persons and Supervised Persons

Access Persons’ Name(s)	Titles*
Wayne H. Shaner	Trustee
Carol T. Crawford	Trustee
Bruce C. Ellis	Trustee
Robert P. Moltz	Trustee
Robert E. Torray
William M Lane
Fred M. Fialco
Nicholas C. Haffenreffer
James D. Bailey
Barbara C. Warder
Mary J. O’Dell
Janet M. Gallagher
Jeffrey Lent
Hugh Tawney
Ellen Kirkpatrick
Robin Lichterman
Barbara McClung
Shirley Wilson
Arthur Paul Williams
Frank Lanahan

Supervised Persons’ Name(s) (includes, in addition to all Access Persons listed above, the following):	Titles

*	To the extent that any Torray policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

Appendix B	Effective as of: 10/7/05

EXHIBIT A

THE TORRAY FUND

TORRAY LLC

Personal Trading Request and Authorization Form

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker: Brokerage Account Number:

Reportable Security: Ticker Symbol or CUSIP:
Company Name, Type of Security

Number of Shares or Units:	Price per Share or Unit:

Approximate Total Price:	Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Torray Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.1

a.m.
p.m.
CCO	Date	Time

[1]	All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

Torray Code: Transaction Pre-Clearance Form	Effective as of: 10/7/05

EXHIBIT B

THE TORRAY FUND

TORRAY LLC

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person

within 10 days of becoming an Access Person and

on                  of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

Torray Code: Holdings Report	Effective as of: 10/7/05

EXHIBIT C 1

THE TORRAY FUND

TORRAY LLC

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 15 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE WRITE NONE

OR N/A IN THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Torray’s Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK ONE BOX AND COMPLETE IF NECESSARY

☐	During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

☐	During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

Torray Code: Quarterly Report	Effective as of: 10/7/05

EXHIBIT C 2

THE TORRAY FUND

TORRAY LLC

Independent Trustee — Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 30 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE CHECK THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I knew at the time of the transaction or, in the ordinary course of fulfilling my official duties as Trustee, should have known that, during the 15-day period immediately before or after the date of the Reportable Securities transaction, a Client Account (such as the Trust) purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a Client Account.

Nature of
Security (with		No. of Shares	Interest Rate	Transaction		Executing Bank
ticker/CUSIP	Date of	or Principal	and Maturity	(Buy, Sell,		or
as applicable)	Transaction	Amount	Date	Other)	Price	Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK BOX AS APPLICABLE

☐	During the quarter no transactions in the nature described above occurred.

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

Torray Code: Quarterly Report	Effective as of: 10/7/05

EXHIBIT D

THE TORRAY FUND

TORRAY LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person

within 10 days of becoming an Access Person;

within 45 days after the end of each calendar year thereafter;

and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Torray’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I: (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print clearly or type)
Signature:
Date:

Torray Code: Certification Form	Effective as of: 10/7/05

CONFIDENTIAL

TORRAY L.L.C.

PROXY VOTING POLICY AND PROCEDURES

1. GOVERNING STANDARDS

This Proxy Voting Policy and Procedures (the “Policy”) has been adopted by TORRAY LLC (“TORRAY”) to comply with Rule 206(4)-6 (the “Rule”) under the Investment Advisers Act of 1940 (“Advisers Act”). The Policy, which has been designed to ensure that TORRAY votes proxies in the best interest of its clients and provides clients with information about how their proxies are voted, contains procedures that have been reasonably designed to prevent and detect fraudulent, deceptive or manipulative acts by TORRAY and its advisory affiliates.1

2. LEGAL REQUIREMENTS

The Rule states that it is a fraudulent, deceptive, or manipulative act, practice or course of business within the meaning of Section 206(4) of the Advisers Act, for an investment adviser to exercise voting authority with respect to client securities, unless the adviser:

(a)	Adopts and implements written policies and procedures that are reasonably designed to ensure that the adviser votes client securities in the best interest of clients, which procedures must include how the adviser addresses material conflicts that may arise between its interests and those of its clients;

(b)	Discloses to clients how they may obtain information from the adviser about how it voted with respect to their securities; and

(c)	Describes to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the requesting client.

In accordance with their obligations under the Rule, TORRAY has designed and adopted the following procedures to ensure that client proxies are voted in the best interest of clients at all times.

4. POLICY

The Policy applies to those client accounts that contain voting securities and for which TORRAY has authority to vote client proxies. The Policy will be reviewed and, as necessary, updated periodically to address new or revised proxy voting issues.

[1]	A firm’s advisory affiliates are defined in this Policy to include: 1) all officers, partners, directors (or any person performing similar functions); 2) all persons directly or indirectly controlling or controlled by the adviser; and 3) all current employees.

1

CONFIDENTIAL

When voting proxies for client accounts, TORRAY’s primary objective is to make voting decisions in the interest of maximizing shareholder value. To that end, TORRAY will vote in a way that it believes, consistent with its fiduciary duty, will cause the issue to increase the most or decline the least in value. Consideration will be given to both the short and long term implications of the proposal to be voted on when considering the optimal vote.

In certain situations, a client or its fiduciary may provide TORRAY with a statement of proxy voting policy or guidelines. In these situations, TORRAY shall seek to comply with such policy or guidelines to the extent that it would not be inconsistent with applicable regulation or its fiduciary responsibilities.

5. PROCEDURES

A.	TORRAY votes proxies for all clients. TORRAY will maintain a list of all clients for which it does not vote proxies. The list will be maintained electronically and updated by an individual delegated by TORRAY’s Chief Compliance Officer (“CCO”) on an as-needed basis.

B.	TORRAY shall ensure that it is the designated party to receive proxy voting materials from companies or intermediaries. Such entities shall be instructed to direct all proxy voting materials to TORRAY’s CCO or delegated individual.

C.	TORRAY subscribes to the Broadridge Proxy Edge® service. This browser-based proxy voting system automates the physical paper handling and detailed recordkeeping needs of TORRAY’s proxy voting function.

D.	Proxy Edge® informs TORRAY of when it is required to vote a particular proxy on behalf of its clients. However, TORRAY retains all decision making authority with respect to the voting of client proxies and casts such proxy votes in an electronic format via the Internet over Proxy Edge’s® website.

E.	TORRAY’s CCO or delegated individual will provide all proxy solicitation information and materials to the appropriate investment personnel of TORRAY (i.e., portfolio managers, analysts, etc.) for their review and consideration.

F.	In general, TORRAY shall support management if management’s position appears reasonable and is not detrimental to the long-term equity ownership of the corporation. This procedure should not be interpreted as a pre-determined policy to vote in favor of the management of companies held in client portfolios. As noted by the SEC in Advisers Act Release No. 2106, the fiduciary duty that TORRAY owes its clients prohibits the adoption of a policy to enter default proxy votes in favor of management. Thus, TORRAY shall review all client proxies in accordance with the general principles outlined above.

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G.	If TORRAY finds that, for a particular security, management’s position on resolutions cannot be supported consistently, TORRAY shall review the quality of management and the projected future expectations of the issuer to determine whether TORRAY should sell its equity interest in such company.

H.	TORRAY’s investment personnel shall be responsible for making voting decisions with respect to all client proxies. Such decisions shall then be forwarded to TORRAY’s CCO or delegated individual, who will then ensure that such proxy votes are submitted in a timely manner.

I.	TORRAY’s CCO may delegate the actual voting of client proxies to any of TORRAY’s employees who are familiar with Broadridge’s Proxy Edge® service.

J.	TORRAY is not required to vote every client proxy and refraining from voting should not be construed as a violation of TORRAY’s fiduciary obligations. TORRAY shall at no time ignore or neglect its proxy voting responsibilities. However, there may be times when refraining from voting is in the client’s best interest, such as when an adviser’s analysis of a particular client proxy reveals that the cost of voting the proxy may exceed the expected benefit to the client (e.g., casting a vote on a foreign security may require that the adviser engage a translator or travel to a foreign country to vote in person). Such position also complies with Interpretive Bulletin 94-2 of the DOL.

K.	TORRAY’s CFO shall be responsible for conducting the proxy voting cost-benefit analysis in those certain situations in which TORRAY believes it may be in its clients’ best interest for TORRAY not to vote a particular proxy. TORRAY’s CCO shall maintain documentation of any cost-benefit analysis with respect to client proxies that are not voted by TORRAY.

L.	TORRAY’s CCO will report any attempts by any of TORRAY personnel to influence the voting of client proxies in a manner that is inconsistent with TORRAY’s Policy. Such report shall be made to TORRAY’s President, or if the President is the person attempting to influence the voting, then to the TORRAY’s outside counsel.

6. MATERIAL CONFLICTS OF INTEREST

A.	General: As noted previously, TORRAY will vote its clients’ proxies in the best interest of its clients and not its own. In voting client proxies, TORRAY shall avoid material conflicts of interest between the interests of TORRAY on the one hand and the interests of its clients on the other.

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B.	Potential Material Conflicts of Interest: TORRAY is aware of the following potential material conflicts that could affect TORRAY’s proxy voting process in the future. It should be noted that these potential conflicts have been listed for informational purposes only and do not include all of the potential conflicts of interest that an adviser might face in voting client proxies. TORRAY acknowledges that the existence of a relationship of the types discussed below, even in the absence of any active efforts to solicit or influence TORRAY with respect to a proxy vote related to such relationship, is sufficient for a material conflict to exist.

•	Example Conflict No. 1: A client of TORRAY is affiliated with an issuer that is held in TORRAY’s client portfolios. For example, XYZ’s pension fund may engage TORRAY to manage its assets. XYZ is a public company and TORRAY’s clients hold shares of XYZ. This type of relationship may influence TORRAY to vote with management on proxies to gain favor with management. Such favor may influence XYZ’s decision to continue to engage TORRAY.

•	Example Conflict No. 2: A client of TORRAY is an officer or director of an issuer that is held in TORRAY’s client portfolios. Similar conflicts of interest exist in this relationship as discussed above in Example Conflict No. 1.

•	Example Conflict No. 3: TORRAY’s employees maintain a personal and/or business relationship (not an advisory relationship) with issuers or individuals that serve as officers or directors of issuers. For example, the spouse of a TORRAY employee may be a high-level executive of an issuer that is held in TORRAY’s Funds. The spouse could attempt to influence TORRAY to vote in favor of management.

C.	Determining the Materiality of Conflicts of Interest: Determinations as to whether a conflict of interest is material will be made after internal discussion among members of a committee that will include, at a minimum, TORRAY’s President and CCO. Where the President, CCO or any other member of the committee has a direct connection to the conflict in question, that person will be recused from the materiality discussion. Among the factors to be considered in determining the materiality of a conflict include whether the relevant client relationship accounts for a significant percentage of TORRAY’s annual revenues, or the percentage of TORRAY’s assets that is invested with a particular issuer. Materiality determinations are fact based, and will depend on the details of a particular situation. Whether a particular conflict of interest is deemed material will be based on the likelihood that the conflict might cause a proxy to be voted in a manner that was not in the best interests of TORRAY’s clients. All materiality deliberations will be memorialized in writing by the committee.

If the committee determines that the conflict in question is not material, TORRAY will vote the proxy in accordance with the policies stated herein. If a conflict is judged material, TORRAY will obtain the informed consent of the affected clients as to the fact that a material conflict exists in voting the client’s proxy in the manner favored by TORRAY. If obtaining such consent

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from any client is impracticable or undesirable, TORRAY shall engage Institutional Shareholder Services (“ISS”), an independent proxy voting advisory and research firm, and vote the client(s) proxy in accordance with the published recommendation of ISS. Any vote recommended by ISS is binding and may not be overridden by TORRAY.

7. RECORDKEEPING

A.	General: In accordance with Rule 204-2(c)(2) under the Advisers Act, TORRAY shall maintain the following documents in an easily accessible place for five years, the first two in an appropriate office of TORRAY:

•	Proxy voting policies and procedures;

•	Proxy statements received regarding client securities;

•	Records of votes cast on behalf of clients;

•	Records of client requests for proxy voting information; and

•	Any documents prepared by TORRAY that were material to making a decision how to vote, or that memorialized the basis for the decision.

In lieu of maintaining its own copies of proxy statements as noted above, TORRAY may rely on proxy statements filed on the SEC’s EDGAR system (See http://www.sec.gov/info/edgar/forms.htm). Additionally, TORRAY may rely on proxy statements and records of proxy votes cast by TORRAY that are maintained with a third party, such as Broadridge.

All proxy votes will be recorded with Broadridge, or if Broadridge does not hold the information, on the Proxy Voting Record or in another suitable place. In either case, the following information will be maintained:

•	The name of the issuer of the portfolio security;

•	The exchange ticker symbol of the portfolio security;

•	The Council on Uniform Securities Identification Procedures (“CUSIP”) number for the portfolio security;

•	The shareholder meeting date;

•	The number of shares TORRAY is voting on a firm-wide basis;

•	A brief identification of the matter voted on;

•	Whether the matter was proposed by the issuer or by a security holder;

•	Whether or not TORRAY cast its votes on the matter;

•	How TORRAY cast its vote (e.g., for or against proposal, or abstain; for or withhold regarding election of directors);

•	Whether TORRAY cast its vote with or against management; and

•	Whether any client requested an alternative vote on its proxy.

B.	Conflicting Votes: In the event that TORRAY votes the same proxy in two directions, it shall maintain documentation to support its voting (this may occur if a client requires TORRAY to vote a certain way on an issue, while TORRAY deems it beneficial to vote in the opposite direction for its other clients) in the permanent file.

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C.	Client Request to Review Votes: Any request, whether written (including e-mail) or oral, received by any of TORRAY’s employees, must be promptly reported to TORRAY’s CCO. All written requests must be retained in TORRAY’s proxy voting file. The following additional procedures shall be followed with respect to a client request to review proxy voting information:

TORRAY’s CCO shall record the identity of the client, the date of the request, and the disposition (e.g., provided a written or oral response to client’s request, referred to third party, not a proxy voting client, other dispositions, etc.) on the document included at Exhibit B entitled Client Requests for Proxy Information or in another suitable place.

TORRAY shall provide the information requested, free of charge, to the client within a reasonable time period (no more than 10 business days) for their review. A copy of the information sent to the client will be maintained in the permanent file.

Clients are permitted to request, and TORRAY is required to distribute, the proxy voting record for such client for the five (5) year period prior to their request.

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EXHIBIT A

ANNUAL REPORT OF PROXY VOTING CONFLICTS

To: Robert E. Torray, President

From: Barbara C. Warder, Chief Compliance Officer

Date:

Re: Proxy Voting Conflicts of Interest

Rule 206(4)-6 (the “Rule”) under the Investment Advisers Act of 1940 requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients. A challenging aspect to the Rule has been an adviser’s identification of material conflicts of interest that may influence the manner in which it votes proxies.

By signing below, I certify that I have read and reviewed TORRAY’s Proxy Voting Policy and Procedures. Furthermore, I acknowledge that, to the best of my knowledge and based upon my understanding of TORRAY’s operations, material relationships and affiliations, policies, and procedures:

(         ) I have detected NO material conflicts of interest that have arisen in connection with the performance of my proxy-voting obligations.

(        ) I have listed below the conflicts of interest that came to my attention and the manner in which such conflicts were mitigated:

Chief Compliance Officer:	Barbara C. Warder	(PRINT NAME)
Signature:
Date:

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EXHIBIT B

REQUESTS FOR PROXY VOTING INFORMATION

TORRAY Requests for Proxy Voting Information

Date of	Client or Account Requesting
Request	Proxy Information	Disposition

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EXHIBIT C

Important Notice for Our Clients

Dear Client:

Among the services we provide is voting proxies on your behalf. Much has been made in the media recently regarding proxy voting, from issues of approval of auditors to “golden parachutes” for corporate executives. While we have always taken care to vote your proxies strictly in your interest, the Securities & Exchange Commission has recently issued rules that require us to make the following disclosures to you regarding our proxy voting process.

Our Chief Compliance Officer is Barbara Warder, who is charged with voting the proxies in the best interest of clients and submitting the proxies promptly and properly. Our policy is to vote your proxies in the interest of maximizing shareholder value. To that end, Torray, LLC will vote in a way that it believes, is consistent with its fiduciary duty.

We have currently identified no conflicts of interest between your interests and our own within our proxy voting process. Nevertheless, if Barbara Warder determines that she or Torray, LLC is facing a material conflict of interest in voting your proxy (e.g., an employee of Torray may personally benefit if the proxy is voted in a certain direction), our procedures provide for a Proxy Voting Committee to convene and to determine the appropriate vote. Decisions of the Committee must be unanimous. If a unanimous decision cannot be reached by the Committee, a competent third party will be engaged, at our expense, who will determine the vote that will maximize shareholder value. As an added protection, the third party’s decision is binding.

Our complete proxy voting policy and procedures are memorialized in writing and are available for your review. In addition, our complete proxy voting record is available to our clients. Please contact us if you have any questions or if you would like to review either of these documents.

SUPERVISORY MATTERS

GIFTS, REBATES, CONTRIBUTIONS OR OTHER PAYMENTS

Torray will take reasonable steps to ensure that neither it nor its employees offer or give, or solicit or accept, in the course of business, any inducements which may lead to conflicts. Due to the various relationships the firm may have with its clients and other entities, employees generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures. The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by employees. Gifts of an extraordinary or extravagant nature to an employee are to be declined or returned in order not to compromise the reputation of the employee or the firm. Gifts of nominal value or those that are customary in the industry such as meals or entertainment may be appropriate. Any form of a loan by an employee to a client or by a client to an employee is not allowed as a matter of firm policy and good business practice. A relaxation of, or exemption from, these procedures may only be granted by the CCO.

OUTSIDE EMPLOYMENT OR OTHER ACTIVITIES

Any employment or other outside activity by an employee may result in possible conflicts of interests for the employee or for the firm and therefore should be reviewed and approved by the CCO. Torray employees are generally allowed to serve on the board of directors of any publicly traded companies only with the prior authorization of the CCO. Torray has developed “Chinese Wall” procedures to mitigate any conflicts of interest that may arise as a result of such service. Other outside activities, which must be reviewed and approved, include the following:

(1)	being employed or compensated by any other entity;

(2)	engaging in any other business including part-time, evening or weekend employment;

(3)	serving as an officer, director, partner, etc., in any other entity;

(4)	ownership interest in any non-publicly traded company or other private investments; or,

(5)	any public speaking or writing activities.

Written approval for any of the above activities is to be obtained by an employee before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the employee’s responsibilities at the firm and any conflicts of interests in such activities may be addressed. An employee seeking approval shall provide the following information to Torray’s CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity. Because Torray encourages employee involvement in charitable, nonpublic organization, civic and trade association activities, these outside activities need not be pre-approved unless a clear conflict of interest exists, but should be disclosed to the CCO. Employees must update annually any requests for approval of an outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by Torray’s CCO. Torray’s Chinese Wall Procedures, which are available on Torray’s system, must be followed with respect to certain outside activities, prior to the commencement of any outside activity to which the Chinese Wall Procedures apply, Torray’s CCO will meet with the affected employee to explain those procedures.

TORRAY LLC

POLICY AND PROCEDURES FOR COMPLIANCE WITH THE

INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT OF 1988

On October 22, 1988, Congress enacted the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA). ITSFEA amended the Insider Trading Sanctions Act of 1984 in several respects, including establishing a requirement that every investment adviser establish, maintain, and enforce written policies reasonably designed to prevent the misuse of material, nonpublic information by the investment adviser or any person associated with the investment adviser. In addition, ITSFEA expanded the scope of civil penalties to controlling persons who knowingly or recklessly fail to establish, maintain, or enforce such policies where such failure substantially contributes to or permits illegal insider trading.

Torray LLC shall be referred to as the “Advisers” or “Adviser(s)” throughout the body of this document. This policy and these procedures shall apply to all officers, directors, partners, and employees of either or both entities which are registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940.

Section I. Policy Statement on Insider Trading

The Advisers forbid any officer, director, partner or employee from trading, either personally or on behalf of others, (such as, mutual funds, partnerships, institutional and private accounts managed by the Advisers) on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”. The Advisers’ policy applies to every officer, director, partner and employee and extends to activities within and outside their duties at the Advisers. Every officer, director, partner and employee must read and retain this policy statement. Any questions regarding this policy and these procedures should be referred to Barbara Warder.

The term “insider trading” is not defined in the federal securities laws, but generally it is used to refer to the use of material nonpublic information to trade in securities, whether or not one is an “insider”, or to communications of material nonpublic information to others. It is generally understood that the law prohibits the following:

1)	Trading by an insider, while in possession of material nonpublic information, or

2)	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3)	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult Barbara Warder.

Who is an “Insider”? The concept of an insider is broad. It includes officers, partners, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Advisers may become temporary insiders of a company they advise or for which they perform other services.

What is Material Information? “Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, partners and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information does not have to relate to a company’s business. Information about the contents of a forthcoming newspaper column which could be expected to affect the market price of a security might be considered material information.

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public For example, information found in a report flied with the SEC. or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences and fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser(s), including dismissal of the persons involved.

Section II. Procedures to Implement Policy Against Insider Trading

The following procedures have been established to aid the officers, directors, partners and employees of the Adviser(s) in avoiding insider trading, and to aid the Adviser(s) in preventing, detecting and imposing sanctions against insider trading. Every officer, director, partner and employee of the Adviser(s) must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have questions about these procedures you should consult Barbara Warder.

Before trading for yourself or others, including investment companies, partnerships, individual or institutional accounts managed by the Adviser(s), in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the
•	information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should:

•	Immediately consult Barbara Warder,

•	Do not communicate the information to anyone other than Barbara Warder,

•	Do not purchase or sell the securities on behalf of yourself or others, including investment companies, partnerships, private or institutional accounts being managed by the Adviser(s) until Barbara Warder has reviewed the issue and you have been instructed on how to proceed.

All officers, directors, partners, and employees of the Adviser(s) shall submit to Barbara Warder a report of every securities transaction in which they, their families (including their spouse, minor children and adults living in the same household as the officer, director partner or employee), and trusts of which they are trustees or in which they have a beneficial interest, have participated within ten days after the end of the calendar quarter. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirms of such trades to Barbara Warder.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Adviser(s), except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Barbara Warder before trading or communicating the information to anyone.

Further trading and communication restrictions may be in effect under the Adviser(s) Code of Ethics adopted pursuant to Rule 17J-1 under the Investment Company Act of 1940 or reporting requirements pursuant to Rule 204(2) under the Investment Advisers Act of 1940.

TORRAY LLC

POLICY AND PROCEDURES FOR COMPLIANCE WITH THE

INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT OF 1988

The undersigned attest that they have received a policy and procedures statement, currently in effect; and that they have read and understood said statement.

The undersigned also acknowledge that they will comply in all respects with such procedures.

Signature	Date

TORRAY LLC

POLICIES AND PROCEDURES FOR PORTFOLIO MANAGER SERVICE

ON BOARDS OF PORTFOLIO COMPANIES

I.	POLICIES AND PROCEDURES FOR PORTFOLIO MANAGER SERVICE ON THE BOARDS OF PORTFOLIO COMPANIES

Torray LLC (“Torray”) recognizes that it is a violation of the securities laws to purchase or sell, or to induce or recommend to another person to purchase or sell, a security while in possession of material non-public information.1 Accordingly, Torray has previously adopted policies and procedures that address “insider trading” issues.

Because Torray has determined that it may be beneficial from time to time to have portfolio managers serve on the boards of directors of companies held for investment, Torray has chosen to adopt these supplemental policies and procedures which deal specifically with the issues presented when a Torray employee serves as the director of a portfolio company. Among other things, these policies provide for the implementation and operation of “Chinese Walls” around the subject employee (the “Insider”) in order to prevent the dissemination of non-material information about the subject company (the “Company”) which the Insider may receive.

A.	Operation of the Chinese Walls

The Chinese Walls provisions to be followed when a Torray employee serves as the director of a portfolio company are as follows:

1.	The Insider may not participate in or be involved with any aspect of the research on the Company nor may he make any recommendations with respect to the purchase or sale of the shares of the Company.

2.	Staff in the portfolio management department, including the research and trading units, may not request any information of any sort regarding the Company from the Insider.

3.	The Insider shall not communicate any material non-public information received by virtue of his position as a director of the Company to influence trading decisions or strategies involving the Company.

4.	The Insider shall at all times have a dedicated fax machine by which any information from the Company is conveyed and this machine should be monitored regularly during business hours to assure that faxed material is directed solely to the Insider.

[1]	For the purposes of this policy, “material information” generally is defined as information that a reasonable investor would consider important in making an investment decision, or information that is reasonably likely to have a substantial effect on the price of a company’s securities. Information that may be considered material includes, but is not limited to: management projections, dividend changes, changes in previously released earnings estimates, significant merger or acquisition agreements, major litigation, liquidity problems and extraordinary management developments.

5.	Documents received by the Insider containing information about the Company are to be treated with the utmost discretion and kept secure. Proper safeguarding of such documents includes: (a) not leaving documents in plain view, (b) storing documents in locked cabinets or files, (c) restricting access to cabinets and files and (d) destroying duplicate or no longer needed documents.

6.	The portfolio management staff must document, using the attached form, the reasons for any transaction engaged in involving the shares of the Company.

Strict adherence to the Chinese Wall is vital to the protection of the integrity of Torray LLC and cannot be deviated from.

* * * *

IF YOU HAVE ANY QUESTIONS WITH RESPECT TO THESE POLICIES AND PROCEDURES, ASK THE COMPLIANCE DEPARTMENT FOR ASSISTANCE.

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MEMORANDUM

TO: Compliance Officer

FROM: ____________________________________________________________________

POSITION: _________________________________________________________________

DATE: ________________________________________________________________________

RE: ____________________________________________________________________________________________________________

The following information is hereby provided in accordance with the requirements of the Chinese Wall Procedures for                     :

1.	Type of Security:

2.	Ticker Symbol:

3.	Trade Date:

4.	Settlement Date:

5.	Purchase or Sale:

6.	Number of Shares:

7.	Price:

8.	Net Amount:

9.	Broker Used:

10.	Are you aware of any material non-public information regarding ?

Yes ☐ No ☐

11.	Reason for the transaction: (This item must be completed.)

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TORRAY LLC

Policy

Client Privacy

Issue

The SEC’s Regulation S-P (Privacy of Consumer Financial Information), which was adopted to comply with Section 504 of the Gramm-Leach-Bliley Act, requires investment advisers to disclose to clients its policies and procedures regarding the use and safekeeping of personal information.

Personal information is collected from clients at the inception of their accounts and occasionally thereafter, primarily to determine accounts’ investment objectives and financial goals and to assist in providing clients with a high level of service.

While Torray strives to keep client information up to date, clients are requested to monitor any information provided to them for errors.

Policy

Torray will not disclose a client’s personal information to anyone unless it is permitted or required by law, at the direction of a client, or is necessary to provide Torray’s services.

Procedures

1.	Torray shall not sell client information to anyone.

2.	Torray will restrict access to clients’ personal information to individuals within Torray who require the information in the ordinary course of servicing clients’ accounts. Client information is used only for business purposes.

3.	Torray has developed procedures to safeguard client records and information (See Attachment A).

4.	Client information may only be given to third-parties under the following circumstances:

•	To broker/dealers to open a client’s brokerage account;

•	To other firms as directed by clients, such as accountants, lawyers, etc.;

•	To specified family members; and

•	To regulators, when required by law.

5.	At times, client information may be reviewed by Torray’s outside service providers (e.g., accountants, lawyers, consultants, etc.). Torray will obtain representations of review of the entities’ privacy policies to ensure that clients’ information is not misappropriated or used in a manner that is contrary to Torray’s privacy policies.

6.	Torray shall provide a privacy notice (See Attachment B) to clients upon inception of the relationship and annually thereafter. The privacy notice shall be furnished to clients in a written format and Torray will maintain a record of the dates when the privacy policy is provided to clients.

6.	In the event of a change in the privacy policy, Torray will provide its clients with a sufficient amount of time to opt out of any disclosure provisions.

7.	Any suspected breaches to the privacy policy should be reported to the Chief Compliance Officer and/or the President.

Responsibilities

The Chief Compliance Officer will monitor for compliance with Torray’s Privacy Policy.

Attachment A

Procedures to Safeguard Client Records and Information

Torray shall (a) ensure the security and confidentiality of customer and former customer records and information; (b) protect against any anticipated threats or hazards to the security or integrity of customer and former customer records and information; and (c) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. Accordingly, the following procedures will be followed:

A. Desktop Computer Security Guidelines.

1. Definition

Desktop computers are personal workstations that, though possibly linked to other computers via a Local Area Network, function as stand-alone units.

2. Hardware Security

a)	Lock main office. The office keys should be monitored to ensure they are returned when an employee resigns from Torray.

b)	Locate computers away from environmental hazards.

c)	Follow standard data backup procedures.

3. Access Security

a)	Utilize password facilities to ensure that only authorized users can access the system. Where the Desktop is located in an open space or is otherwise difficult to physically secure, consideration should be given to enhanced password protection mechanisms and procedures.

b)	Password guidelines:

•	Length should be six characters.

•	Avoid words found in the dictionary.

•	Choose passwords not easily guessed by someone acquainted with the user.

•	Change passwords periodically.

•	Do not include passwords in any electronic mail message.

4. Data and Software Availability

a)	Back up and store important records and programs on a regular schedule.

b)	Check data and software integrity.

c)	Fix software problems immediately.

5. Confidential Information

a)	Encrypt sensitive and confidential information where appropriate.

b)	Monitor printers used to produce sensitive and confidential information.

c)	Overwrite sensitive files on fixed disks, floppy disks, or cartridges.

6. Viruses

Computer viruses are self-propagating programs that infect other programs. Viruses and worms may destroy programs and data as well as using the computer’s memory and processing power. Viruses, worms, and Trojan horses are of particular concern in networked and shared resource environments because the possible damage they can cause is greatly increased. Some of these cause damage by exploiting holes in system software. Fixes to infected software should be made as soon as a problem is found.

To decrease the risk of viruses and limit their spread:

a)	Check all software before installing it.

b)	Use software tools to detect and remove viruses.

c)	Isolate immediately any contaminated system.

7. Computer Networks

Networked computers may require more stringent security than stand-alone computers because they are access points to computer networks. While Torray has the responsibility for setting up and maintaining appropriate security procedures on the network, each individual is responsible for operating their own computer with ethical regard for others in the shared environment. The following considerations and procedures must be emphasized in a network environment:

a)	Check all files downloaded from the Internet. Avoid downloading shareware files.

b)	Test all software before it is installed to make sure it doesn’t contain a virus/worm that could have serious consequences for other personal computers and servers on the Firm network.

c)	Choose passwords with great care to prevent unauthorized use of files on networks or other personal computers.

d)	Always BACK-UP your important files.

e)	Use (where appropriate) encrypting/decrypting and authentication services to send confidential information over the Internet.

B. Physical Data Security Guidelines

1.	During working hours, authorized personnel must occupy the area where we maintain or regularly use nonpublic client information or restrict storage of such information to locked file cabinets or a locked room. During nonworking hours, nonpublic personal information should be stored in locked file cabinets or a locked room. Where the locked room is the system of security, no master key should be available. A master key opens rooms other than the room containing the nonpublic personal information. Where the locked room contains records accessible by unauthorized individuals, separate the records into individual locked file cabinets.

2.	If your duties require handling nonpublic personal information, you must always take care to protect the integrity, security, and confidentiality of these records. Do not put papers containing nonpublic personal information into the recycle bins or trash receptacles (e.g., client lists, account statements, tax returns).

C. Identity Theft

1.	An identity thief can obtain a victim’s personal information through a variety of methods. Some of these methods are directly related to Torray and industry practices that put consumers at risk. Employees should be aware of how their actions may expose our clients to the dangers of identity theft.

2.	Employees should take the following actions to prevent identity theft:

a)	When providing copies of information to others, employees should make sure that nonessential information is removed and that nonpublic personal information that has no relevance to the transaction is either removed or masked.

b)	The practice of dumpster diving provides access for a would-be thief to a client’s personal information. If you discard papers containing personal client identification information without shredding the documents, a thief may retrieve this information from our waste management facilities. Therefore, when disposing of paper documents, the papers should be shredded.

c)	To help prevent a fraudulent address change, verify requests before executing them. Send confirmation of address changes to both the new and the old address of record.

d)	Torray’s employees may also be deceived by pretext calling, defined as an information broker or identity thief calling Torray while pretending to be a client, and may even use bits of a client’s personal information (such as a Social Security Number) to maintain the deception. The information thief convinces the employee to provide additional information over the phone, which can be used for fraudulent purposes. Employees should make absolutely certain that they confirm the identity of the client on the phone before divulging personal information.

e)	Torray prohibits the display of Social Security Numbers on any documents that are widely seen by others (e.g. client files, mailing lists, quarterly reports, etc.).

f)	Employees may be responsible for identity theft through more direct means. Insider access to information allows a dishonest employee to sell consumers’ personal information or to use it for fraudulent purposes. Such action is cause for immediate termination of employment and may subject the employee to civil and criminal liability.

Attachment B

Torray Capital Management, L.L.C.

Privacy Notice

At Torray Capital, we recognize the importance of maintaining the security and confidentiality of our customer’s information. In addition to internal polices and procedures designed to safeguard customer information, we prohibit those we do business with from any reuse of that information for purposes other than those intended by Torray.

This privacy notice is subject to change. In the event that changes occur, you will be informed in accordance with applicable laws. Additionally, you will be provided with our privacy notice annually. For purposes of this notice, “customer information” means personally identifiable information about a consumer who has a relationship with Torray.

Accordingly, at Torray we have adopted the following:

Customer information security and confidentiality

We take a number of steps to ensure that customer information is adequately safeguarded. These steps include the following: 1) implementing a number of physical and electronic security features to prevent unauthorized access; 2) limiting employee access to customer information; and 3) conducting periodic reviews of our computer systems, including security features. Additionally, our employees are required to acknowledge their responsibility to maintain the confidentiality of customer information.

How we collect customer information

We collect customer information about you that: 1) we receive on applications to us for our products and services; 2) we receive from processing your accounts with us and the transactions in those accounts, as well as providing services to you; and 3) we receive in response to requests made to third parties about you or to confirm information that you have provided to us.

How we disclose customer information

We may disclose some or all of the customer information we collect about you under the following circumstances: 1) to verify or complete a transaction; 2) to verify the existence and condition of your account for a third party, such as another financial institution; 3) to a third party who performs functions on behalf of Torray (i.e. a custodian or other broker-dealer); 4) to comply with laws, regulations, or a court or government order or request, such as in response to a subpoena or a request by an SEC/NASD examiner; 5) to inform you of our other products or services; 6) if you or any authorized person on the account gives us oral or written permission to do so; or (7) to verify the accuracy of information that you have provided to us.

Customer information about former customers

We apply the same privacy polices and practice to our former customers that we do to our existing customers. Collected customer information is retained in accordance with Federal law.

Customer information — Accuracy

We recognize the importance of maintaining accurate customer information that is provided to you in various forms, including account statements and billing statements. If you ever notice that your information is inaccurate, please contact us. Upon your notification, we will correct any inaccuracies.

Privacy policy availability

A copy of our complete privacy policy may be obtained by contacting our office.

TORRAY LLC

BUSINESS CONTINUITY & DISASTER RECOVERY PLAN

I. Plan for Business Continuity and Disaster Recovery

Torray LLC (the “Adviser”), recognizing its operational dependency on computer and communications systems, has adopted the following policies and procedures to facilitate the continuity of business operations in the event of a significant business disruption (the “Disaster Recovery Plan”).1

II. Purpose of the Plan

A temporary interruption in or long-term loss of the Adviser’s computer or telecommunication systems could seriously affect the Adviser’s operations and ability to service its clients’ accounts. The purpose of this Disaster Recovery Plan is to ensure that the Adviser is able to rapidly recover from a significant business disruption or loss of staff and resume critical operations on a timely basis following such a disruption.

III. Designated Disaster Recovery Coordinator

The executive officers (“Principals”) of the Adviser shall appoint a “Disaster Recovery Coordinator” who will be responsible for the implementation and oversight of the Disaster Recovery Plan. The Principals will also appoint an alternate Disaster Recovery Coordinator (“Alternate”), who will act on behalf of the Adviser in implementing this Disaster Recovery Plan in the event that the Disaster Recovery Coordinator is unable to perform his or her duties. The names of these individuals are listed on Appendix A, which may be amended from time to time.

Specifically, the Disaster Recovery Coordinator is responsible for the following:

•	Identifying critical records and establishing recovery priorities;

•	Arranging for equipment, supplies and office space in the event of a significant business disruption;

•	Ensuring that employees are advised of emergency procedures, locations of fire alarms and extinguishers, evacuation procedures, and locations of emergency exits;

•	Coordinating the Adviser’s response to a significant business disruption during business or non-business hours;

[1]	A “significant business disruption” could include, among other things, natural disasters, fire, power failures, regional disruptions, computer viruses, or terrorist acts.

•	Directing and supervising recovery operations to salvage the maximum volume of materials in a manner that will minimize future restoration costs and effort; and

•	Coordinating personnel in the event of a significant business disruption.

IV. Disaster Recovery Procedures

To prepare for a wide-scale disruption or loss or inaccessibility of staff, the Adviser has implemented the following procedures designed to facilitate business continuation.

A.	Data Back-Up, Storage and Recovery

1.	Electronic Files

Back-up of certain electronic-only data (i.e., information that is maintained solely in electronic form)2 is performed every evening by the Disaster Recovery Coordinator or Alternate. In addition to its electronic back-up media, the Adviser also relies on the Security and Exchange Commission’s EDGAR and IARD databases for the preservation of their regulatory filings.

Daily Backups of electronic files, are stored on tape or other electronic storage media and maintained in an off-site location at the Disaster Recovery Coordinator’s (or Alternate’s) home. Monthly backups of electronic data are stored at the Disaster Recovery Site and maintained indefinitely. In the event of a computer failure, electronic-only data can be restored from the back-up media once the back-up media are manually accessed.

2.	Paper Files

Copies of important client paper-based documents (i.e., information that is maintained solely in paper form), including client contacts, bank contacts and critical data processing contacts are maintained by William Lane and the alternate at their homes.

B.	Off-Site Location

In the event that the Adviser’s office at 7501 Wisconsin Avenue, Bethesda, Maryland becomes inoperable or inaccessible, the Adviser has made alternate arrangements to relocate temporarily their personnel and operations to Principal William Lane’s residence. This facility is equipped with computers, broadband access, and telephone systems. In the event of a significant business disruption that renders the office at 7501 Wisconsin Avenue inoperable or inaccessible, the Disaster Recovery Coordinator will promptly notify all employees and will oversee the transfer to the off-site location.

[2]	Files maintained in both paper and electronic formats are treated, for purposes of the Disaster Recovery Plan, as electronic-only files.

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C.	Critical Vendors

The Adviser has identified the vendors that will be critical in the event of an emergency or significant business disruption. In the event of a significant business disruption, the Disaster Recovery Coordinator, as well the Alternate, will contact those vendors critical to restoring operations. Vendor information is also stored off-site at the Disaster Recovery Coordinator’s residence and the Alternate’s residence.

D.	Executing and Clearing Firms

The Adviser does not maintain custody of clients’ funds or securities, make markets in any securities, execute trades directly or participate in underwritings for advisory clients. Each of these tasks is conducted by the Adviser’s executing and clearing broker-dealers/custodians. Each of the Adviser’s executing and clearing broker-dealers has developed contingency procedures to provide the above noted services in the event of a business disruption. Since these executing and clearing broker-dealers/custodians maintain several offices throughout the United States and around the world, the Adviser is confident that any major disruption, emergency or disaster that could potentially affect one geographic region (i.e. terrorist attack) would have little impact on the ability of the Adviser to continue its operational and business relationships with such firms.

E.	Alternate Communications

Recognizing the importance of telecommunications diversity in business continuity, the Adviser has taken actions designed to facilitate communications with employees and clients in the event of a significant business disruption. Each Principal and the Disaster Recovery Coordinator has a cellular telephone, home e-mail access, and broadband or other Internet access sufficient to maintain communication. Other employees also maintain cellular telephones. Each employee has been given a phone list with the home phone numbers and the cell phone numbers of all other employees.

F.	Notification of Employees and Clients

1.	Employees

The Disaster Recovery Coordinator maintains a record of all employee telephone and cellular numbers, addresses and e-mail addresses in an easily accessible place on site and off-site at the Disaster Recovery Coordinator’s residence and the Alternate’s residence. In the event that the Adviser experiences a significant business disruption, the Disaster Recovery Coordinator will notify all personnel affected by the event.

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2.	Clients

The Adviser maintains a record of all client telephone and cellular numbers, addresses and e-mail addresses in an easily accessible place on site and off-site at the Disaster Recovery Coordinator’s residence and the Alternate’s residence. In the event that the Adviser experiences a significant disruption which it expects to impact its business operations for 24 hours or more, the Adviser will make a best efforts attempt within 24 hours to notify its clients of the nature of the situation, the status of its operations, and when they expect to resume normal operations.

Should the need arise due to increased client communications in response to a significant business disruption, the Disaster Recovery Coordinator will organize all properly qualified employees to assist with client inquiries. If the Adviser is required to re-locate to an alternate site, the Disaster Recovery Coordinator will have incoming calls forwarded to the off-site location.

G.	Regulatory Filings

The Adviser will rely on its legal counsel and on BNY Mellon to assist in preparing and complying with all regulatory filings in the event of a significant business disruption to ensure compliance with all federal and state securities laws.

H.	Routine Testing and Assessment

On an annual basis, the Disaster Recovery Coordinator will test the procedures set forth in the Disaster Recovery Plan, including, but not limited to, confirming the alternate communication systems and off-site facilities and testing the electronic back-up systems.

The Disaster Recovery Coordinator will make arrangements to reassess and, if necessary, amend the Disaster Recovery Plan in the event of a change to the Adviser’s computer or communications systems or key personnel. Otherwise, the Disaster Recovery Coordinator, together with the Principals, will review the Disaster Recovery Plan at least annually.

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Appendix A

Disaster Recovery Coordinator

William Lane

Alternates

Barbara Warder and/or Paul Williams

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